EXHIBIT 19.1
FISERV, INC.
SECURITIES TRADING POLICY
1.Purpose and Background
This policy is designed to prevent insider trading and protect Fiserv’s reputation for integrity and ethical conduct. Federal and state securities laws prohibit the purchase or sale of a company’s securities by persons who are aware of material information about that company that is not generally known or available to the public. These laws also prohibit persons who are aware of such material nonpublic information from disclosing this information to others who may trade on the basis of that information.
It is important that each person subject to this policy understands the breadth of activities that constitute illegal insider trading and the consequences, which can be severe. The United States Securities and Exchange Commission (“SEC”) and the Financial Industry Regulatory Authority (“FINRA”) investigate and are very effective at detecting insider trading. The SEC and the Department of Justice (“DOJ”) pursue insider trading violations vigorously. The DOJ has successfully prosecuted cases involving insider trading by employees through foreign accounts, trading by family members and friends, and trading involving only a small number of shares.
2.Scope
This policy applies to Fiserv, Inc. (“Fiserv” or the “Company”) and all directors, officers and associates1 of Fiserv and its subsidiaries (collectively, “Fiserv Associates”). The addendum to this policy applies to directors and certain designated officers as further detailed below. The same restrictions that apply to Fiserv Associates apply to (i) family members and others who reside with Fiserv Associates and to any family members whose transactions in securities are directed by or subject to the influence or control of a Fiserv Associate (such as a parent or child who consults with a Fiserv Associate before he or she trades in securities) and (ii) entities that a Fiserv Associate influences or controls, including corporations, partnerships, limited liability companies or trusts. All Fiserv Associates are responsible for ensuring that the purchase or sale of any security covered by this policy by any such person complies with this policy.

1 As used in this policy and/or standards, “associate” means an employee of a local Fiserv employing entity. The local employing entity or its parent, Fiserv, Inc., reserves the right to alter, amend, suspend, or terminate this policy and/or standards, or their contents, at any time, at its absolute discretion, in accordance with local laws.

3.Policy
Material Non-Public Information
Material Information. Information is material if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold or sell a security. Any information that could reasonably be expected to affect the price of the security is material.
Common examples of material information are:
•Projections of future earnings or losses or other guidance regarding the Company’s financial results
•Financial results that are inconsistent with the consensus expectations of the investment community
•Information regarding major contracts, orders, suppliers, customers or finance sources
•A pending or proposed merger, acquisition or tender offer, or an acquisition or disposition of significant assets
•A change in management
•The occurrence of a known, significant cybersecurity event, incident or vulnerability
•Major events regarding the Company’s securities, such as the declaration of a dividend or a stock split, the offering of additional securities or the establishment of a repurchase program for securities
•Actual or threatened major litigation or the resolution of such litigation
Both positive and negative information can be material. And remember that even if information is not material to Fiserv, it may be material to another company involved in the relevant matter.
Because trading that receives scrutiny will be evaluated after the fact with the benefit of hindsight, questions concerning the materiality of particular information should be resolved in favor of materiality, and trading should be avoided.
Nonpublic Information. Nonpublic information is information that is not generally known or available to the public. One common misconception is that material information loses its “nonpublic” status as soon as a press release is issued disclosing the information. In fact, information is considered to be available to the public only when it has been released broadly to the marketplace (such as by a press release or an SEC filing) and the investing public has had sufficient time to absorb the information fully. As a general rule, information is considered not fully absorbed by the market until the day after the first full trading day after the information is released. For example, if the Company announces financial earnings before market hours on a Tuesday, the information would be regarded as fully absorbed as of the open of the market on the following Wednesday.
Prohibition on Insider Trading
No Trading on Inside Information. Fiserv Associates (whether directly or through family members or other persons or entities) and the Company may not trade or engage in other transactions in the securities of the Company if aware of material nonpublic information relating to the Company. Similarly, Fiserv Associates and the Company may not trade or engage in other transactions in the securities of any other company – such as clients or suppliers of the Company and those with which the Company may be negotiating significant transactions, such as an acquisition, investment or sale – if aware of material nonpublic information about that company.
No Tipping. Fiserv Associates may not pass material nonpublic information on to others or recommend to anyone the purchase or sale of any securities when they are aware of such information. This practice, known as “tipping,” also violates the securities laws and can result in the same civil and criminal penalties that apply to insider trading, even though the “tipper” did not trade and did not gain any benefit from another’s trading. In addition, Fiserv Associates may not recommend the purchase or sale of any securities of the Company.
No Exception for Hardship. The existence of a personal financial emergency does not excuse compliance with this policy.
Certain Transactions. The transactions covered by this policy include purchases, sales, gifts of stock, and transactions involving derivative securities (such as put and call options and convertible debentures), preferred stock, and debt securities (debentures, bonds and notes). The following rules apply to gifts and certain transactions under Company plans:
•Gifts. A Fiserv Associate may not make a gift of Company securities while aware of material nonpublic information relating to the Company if the Fiserv Associate knows or is reckless in not knowing the recipient of the gift would sell the securities prior to the Company’s disclosure of such information. Such a situation can arise with gifts of securities to charities, which are often required by their policies to sell securities soon after a gift.
•Stock Option Exercises. This policy’s trading restrictions do not apply to (i) the vesting or exercise of a stock option or (ii) the Company withholding stock to pay the exercise price of an option or to satisfy tax withholding requirements upon exercise of any option. The trading restrictions do apply, however, to any sale of the underlying stock, including as a result of a cashless exercise of an option through a broker, as this involves selling a portion of the underlying stock in the open market to cover the costs of exercise.
•Restricted Stock Units and Performance Share Units. This policy’s trading restrictions do not apply to the receipt of stock upon vesting of restricted stock units or performance share units or to the Company withholding stock to satisfy tax withholding requirements upon vesting. The trading restrictions do apply, however, to any sale of stock subsequent to vesting.
•Employee Stock Purchase Plan. This policy’s trading restrictions do not apply to purchases of Company stock in the employee stock purchase plan resulting from periodic payroll contributions to the plan under an election made at the time of enrollment in the plan. The trading restrictions do apply, however, to changes in elections relating to participation in the plan and to sales of stock purchased under the plan.
•401(k) Plan. This policy’s trading restrictions do not apply to purchases of Company stock in the 401(k) plan resulting from a Fiserv Associate’s periodic contribution of money to the plan pursuant to a payroll deduction election. The trading restrictions do apply, however, to elections made under the 401(k) plan (i) to increase or decrease the percentage of periodic contributions that will be allocated to the Company stock fund, (ii) to make an intra-plan transfer of an existing account balance into or out of the Fiserv stock fund, (iii) to borrow money against a 401(k) plan account if the loan will result in a liquidation of all or some of the Fiserv stock fund balance, and (iv) to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Fiserv stock fund.
Blackout and Pre-Clearance Procedures. To help prevent inadvertent violations of the federal securities laws, and to avoid even the appearance of trading on the basis of inside information, the Company has adopted an Addendum to Securities Trading Policy that applies to directors, executive officers subject to Section 16 of the Securities Exchange Act of 1934 (“executive officers”), and certain designated employees of the Company who have access to material nonpublic information about the Company. The executive officers and other employees subject to the addendum are referred to in this policy as the “designated officers.” The Company will notify you if you are a designated officer.
The addendum, among other things, generally prohibits persons covered by it from trading in Company securities during quarterly blackout periods (which generally begin prior to the end of a fiscal quarter and end after the results of such quarter are announced and absorbed by the marketplace, as described above) and during certain event-specific blackouts. In addition, the addendum requires that directors and designated officers pre-clear all transactions in Company securities through the Chief Executive Officer and Chief Legal Officer, or their respective designees.

Prohibited Transactions
The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this policy engage in certain types of transactions. It has, therefore, established the following rules:
1.Prohibition on Short Sales. Short sales of Company securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. Short sales may also reduce a seller’s incentive to seek to improve the Company’s performance. In addition, Section 16(c) of the Securities Exchange Act of 1934 prohibits executive officers and directors of the Company from engaging in short sales. For these reasons, short sales of Company securities are prohibited by directors, officers and all associates.
2.Prohibition on Publicly-Traded Options. Given the relatively short term of publicly- traded options, transactions in options may create the appearance that a director or designated officer is trading based on material nonpublic information and focus a director’s or designated officer’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, directors and designated officers are prohibited from engaging in transactions in put options, call options or other derivatives in regards to Company securities, whether on an exchange or in any other organized market.
3.Prohibition on Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a director, officer or associate to continue to own Company securities, but without the full risks and rewards of ownership. When that occurs, the director, officer or associate may no longer have the same objectives as the Company’s other shareholders. Therefore, directors, officers and associates, and their designees, are prohibited from engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the value of Company securities granted to the director, officer or associate as part of their compensation; or held directly or indirectly by the director, officer or associate. A designee may include a person, including a family member of the Fiserv Associate, designated by a Fiserv Associate to engage in securities transactions on their behalf or a corporation, partnership, limited liability company, trust or other entity that is established by a Fiserv Associate to own or hold Company securities for the benefit of the Fiserv Associate.
4.Prohibition on Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company securities, directors and designated officers are prohibited from pledging, directly or indirectly, Company securities as collateral in a margin account or otherwise pledging Company securities as collateral for a loan. Although associates who are not designated officers may hold Company securities in a margin account or otherwise pledge securities, they should recognize the risks set forth above if there is a margin call or foreclosure sale.
5.Standing Orders. Standing orders (except standing orders under approved Rule 10b5-1 plans) should be used only for a brief period of time. A standing order placed with a broker to sell or purchase stock at a specified price leaves no control over the timing of the transaction. A standing order transaction executed by the broker when a Fiserv Associate is aware of material nonpublic information may result in unlawful insider trading.
Rule 10b5-1 Plans
Rule 10b5-1 of the Securities Exchange Act of 1934 provides a defense from insider trading liability. To be eligible to rely on this defense, a person must enter into a Rule 10b5-1 plan for transactions in securities of the Company that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, securities of the Company may be purchased or sold without regard to certain insider trading restrictions. To comply with this policy, a Rule 10b5-1 Plan must be approved by the Chief Legal Officer or his designee and meet the requirements of Rule 10b5-1.
In general, a Rule 10b5-1 Plan must be entered into in good faith at a time when the person entering into the plan is not aware of material nonpublic information regarding the Company. Rule 10b5-1 (i) requires a person (other than a director or executive officer or the Company) wait to begin trading under a Rule 10b5-1 Plan until 30 days after the adoption of the plan, (ii) generally prohibits a person from having more than one plan in place at the same time and (iii) restricts persons from relying on a single-trade plan more than once during any 12-month period. Once the plan is adopted, the person must act in good faith with respect to the plan and not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party. Additional requirements with respect to Rule 10b5-1 Plans for Fiserv directors and designated officers, including a longer waiting period, are described in the Addendum to Securities Trading Policy.
Post Termination Transactions
This policy continues to apply to transactions in Company securities even after termination of employment or other services to the Company or a subsidiary.

Accordingly, Fiserv Associates who are aware of material nonpublic information upon termination of their relationship with Fiserv may not trade in Company securities until that information has become public or is no longer material.
Unauthorized Disclosure
Maintaining the confidentiality of Company information is essential for competitive, security and other business reasons, as well as to comply with securities laws. All information learned about the Company or its business plans in connection with Fiserv employment, including information about its clients and suppliers, should be treated as confidential and proprietary to the Company. Inadvertent disclosure of confidential or inside information may expose the Company and the disclosing Fiserv Associate to significant risk of investigation and litigation.
The timing and nature of the Company’s disclosure of material information to outsiders is subject to legal rules, the breach of which could result in substantial liability to the disclosing Fiserv Associate, the Company and its management. Accordingly, it is important that responses to inquiries about the Company by the press, investment analysts or others in the financial community be made on the Company’s behalf only through authorized individuals.
Associates who are called upon to work on certain projects or plans on behalf of the Company may be required to enter into a nondisclosure agreement, which includes a prohibition on trading in Company securities. Fiserv Associates may not trade in Company securities if prohibited by such written agreement.
4.Governance
The Company’s Chief Legal Officer has the authority to administer this policy, including the authority to interpret the provisions of the policy and to make all other determinations necessary or advisable for the administration hereof.
5.Escalation
Compliance with this policy is of the utmost importance. Contact the Chief Legal Officer at (262) 879-5000 with any questions about this policy or its application to any proposed transaction. Fiserv Associates should not resolve uncertainties on their own, as the rules relating to insider trading are often complex, not always intuitive and carry severe consequences.
6.Enforcement
In addition to the penalties imposed by the government for violations of law relating to unlawful activities in connection with trading of securities, Fiserv Associates who fail to comply with this policy may be subject to disciplinary action, up to and including termination of employment and/or pursuit of legal remedies.

7.Exceptions
There are no exceptions to this policy unless permitted by law and as approved by the Legal Department. Exceptions must be sought by contacting the Policy Owner named in the header of this policy.

Addendum to Securities Trading Policy
Purpose
To help prevent inadvertent violations of the federal securities laws, and to avoid even the appearance of trading on the basis of inside information, the Company has adopted this Addendum to Securities Trading Policy that applies to the covered persons detailed below.
Persons Covered
This addendum applies to the Company’s directors and designated officers.
Transaction Pre-Clearance
Prior to executing any of the transactions covered by the policy, a director or designated officer must pre-clear such transaction with the Chief Executive Officer and the Chief Legal Officer, or their respective designees. Directors and designated officers should allow enough time in their planning to obtain pre-clearance.
Blackout Periods
Open market transactions involving Company securities by directors, designated officers and immediate members of their family are not permitted during certain periods immediately preceding and following the Company’s quarterly earnings announcements or as otherwise directed by management. The quarterly trading window closes (i) for the first three quarters of the year, as of the close of business on the second to last Friday of the month in which quarter ends and (ii) for the last quarter of the year, as of the close of business on the third to last Friday of the month in which the quarter ends, and, in all cases, re-opens on the day after the first full trading day after the Company’s quarterly earnings announcement.
Rule 10b5-1 Trading Plans
The Company has established the following additional procedures to ensure that directors and designated officers comply with Rule 10b5-1 of the Securities Exchange Act of 1934 when creating and executing trading plans thereunder; and to ensure that the Company is aware of the creation and terms of any such trading plan.

1.Pre-Approval; Legal Requirements. Any director or designated officer who desires to enter into a Rule 10b5-1 Plan (a “trading plan”) must first obtain approval from the Chief Executive Officer and the Chief Legal Officer of the Company, or their respective designees. Prior to approval, the Chief Legal Officer or his designee will consult with the person on the trading plan’s design, including, among other things, the duration of the plan and the timing of the first trade thereunder. All trading plans must comply with Rule 10b5-1; be in writing and acknowledged in writing by the Chief Legal Officer or his designee; and be entered into in good faith and when the person establishing the trading plan is not aware of any material nonpublic information about Fiserv. For directors and executive officers, the trading plan must also include a representation certifying that they are not aware of material nonpublic information about Fiserv and are adopting the trading plan in good faith and not as a scheme to evade the prohibitions of Rule 10b-5. In addition, a trading plan may be entered into only during an open trading window for Company common stock.
2.Other Policies. If a trading plan is approved in accordance with this policy, all trades pursuant to such trading plan are “pre-cleared” transactions. No trading plan shall be designed in a manner that would cause a director or designated officer to not meet applicable Company share ownership requirements.
3.Termination. Directors and designated officers shall consider and comply with the good faith compliance requirement in Rule 10b5-1 when determining whether to terminate a trading plan. Any director or designated officer who desires to terminate a trading plan must consult with the Chief Legal Officer or his designee prior to terminating the plan.
4.Amendment. Any amendment to an approved trading plan will be treated as a termination of an existing trading plan and the entry into a new trading plan. Accordingly, the terms of any amendment must be approved in accordance with the terms of this policy and shall otherwise comply with the terms of this policy as if the amendment were a new trading plan.
5.First Transaction. For directors and executive officers, the first trade may not occur under a trading plan until the later of (i) 90 days after the adoption of the plan or (ii) two business days following the disclosure of Fiserv’s financial results in a Form 10-Q or Form 10-K relating to the quarter in which the plan was adopted, subject to a maximum of 120 days after adoption of the plan. For designated officers who are not executive officers, the first transaction under a trading plan may not occur until 30 days after the date upon which the trading plan was established.
6.Number of Trading Plans. Unless expressly approved by the Chief Legal Officer or his designee and compliant with Rule 10b5-1, a director or designated officer may have only one trading plan in effect at a time.